                                                                   Exhibit 2.1.4

                                    EXHIBIT C

                              WACO FACILITIES LEASE

                                 LEASE AGREEMENT

                                      TERMS

Date: July 3, 2006

Landlord: MRC Partners, L.P., a Texas limited partnership

Landlord's Address: 300 South 8th Street, Waco, Texas 76701

Tenant: MR Acquisition Corporation, a Delaware corporation

Tenant's Address: 2000 Technology Parkway, Newark, N.Y. 14513

Premises:

     Approximate square feet: 50,000 Sq. ft

     Property address: 300 South 8th Street, Waco, Texas

     Legal Description: Lots E, G, and 13 (said Lot 13 being approximately 0.287 acres out of Farm Lot 10), Block A, being various re-subdivisions of Original Farm Lot 10, to the City of Waco, McLennan County, Texas, and being all of that same real property described in a deed dated November 3, 1999, and recorded in Volume 551, Page 899 of the Official Public Records of Real Property of McLennan County, Texas.

Base Rent (monthly): $17,300 per month

Term (months): Twelve (12) months (see discussion of extension Term(s) below)

Tenant's Pro Rata Share: ONE HUNDRED PERCENT (100%)

Commencement Date: July 3, 2006

Termination Date: June 30, 2007

Security Deposit: None

Use: Any lawful purposes related to Tenant's business, which do not constitute a nuisance.

DEFINITIONS

"Rent" means Base Rent plus any other amounts of money due Landlord by Tenant. "Landlord" means Landlord and its agents, employees, invitees, licensees, or visitors. "Tenant" means Tenant and its agents, employees, invitees, licensees, or visitors.

"Essential Services" means heating, ventilating, air conditioning, water, and utility connections reasonably necessary for occupancy of the Premises for the Use.


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CLAUSES AND COVENANTS

A.   TENANT AGREES TO--

1. Lease the Premises for the entire Term beginning on the Commencement Date and ending on the Termination Date.

2. Accept the Premises in their present condition "AS IS," the Premises being currently suitable for Tenant's intended Use.

3. Obey all laws, ordinances, orders, and rules and regulations applicable to the use, condition, and occupancy of the Premises, including the rules and regulations of the building adopted by Landlord.

4. Pay monthly, in advance, on the first day of the month, the Base Rent to Landlord at Landlord's Address.

5. Pay, as additional Rent, all other amounts due under this Lease.

6. Pay a late charge of five percent (5%) of any Rent not received by Landlord by the tenth day of the month in which the Rent is due.

7. Pay for all utility services used by Tenant and not provided by Landlord.

8. Pay Tenant's Pro Rata Share of any utility services provided by Landlord.

9. Allow Landlord to enter the Premises to perform Landlord's obligations, inspect the Premises, and show the Premises to prospective purchasers or tenants.

10. Repair, replace, and maintain any part of the Premises that Landlord is not obligated to repair, replace, or maintain, normal wear excepted.

11. Repair any damage to the Premises caused by Tenant.

12. Submit in writing to Landlord any request for repairs, replacement, and maintenance that are the obligations of Landlord.

13. Maintain public liability insurance for the Premises and the conduct of Tenant's business, naming Landlord as an additional insured, in the amounts stated in this Lease.

14. Maintain insurance on Tenant's personal property.

15. Deliver certificates of insurance to Landlord before the Commencement Date and thereafter when requested.


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16. Indemnify, defend, and hold Landlord harmless from any loss, reasonable attorneys' fees, court and other costs or claims arising out of Tenant's use of the Premises, including without limitation, any such damages arising out of the willful misconduct or gross negligence of Tenant.

17. Vacate the Premises on termination of this Lease.

B.   TENANT AGREES NOT TO--

1. Use the Premises for any purpose other than that stated in this Lease.

2. Create a nuisance.

3. Interfere with any other tenant's normal business operations or Landlord's management of the building.

4. Permit any waste.

5. Use the Premises in any way that is extra hazardous, would increase insurance premiums, or would void insurance on the building.

6. Change Landlord's lock system.

7. Structurally alter the Premises.

8. Allow a lien to be placed on the Premises without Landlord's express written consent.

9. Assign this Lease or sublease any portion of the Premises without Landlord's written consent.

C.   LANDLORD AGREES TO--

1. Lease to Tenant the Premises for the entire Term beginning on the Commencement Date and ending on the Termination Date.

2. Obey all laws, ordinances, orders, and rules and regulations applicable to the Use, condition, and occupancy of the building.

3. Provide normal utility service connections to the building.

4. Repair, replace, and maintain the (a) roof; (b) foundation, (c) parking and common areas, (d) structural soundness of the exterior walls, doors, corridors, and windows, and (e) other structures or equipment serving the Premises in good repair.

5. Insure the building against all risks of direct physical loss in an amount equal to at least ninety percent (90%) of the full replacement cast of the building as of the date of the loss and liability; Tenant will have no claim to any proceeds of Landlord's insurance policy.

D.   LANDLORD AGREES NOT TO--


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1. Interfere with Tenant's possession of the Premises as long as Tenant is not in default.

2. Unreasonably withhold consent to a proposed assignment or sublease.

E.   LANDLORD AND TENANT AGREE TO THE FOLLOWING:

1. Alterations. Any physical additions or improvements to the Premises made by Tenant will become the property of Landlord. At termination of this Lease, Tenant is under no obligation to remove any physical additions and improvements, repair any alterations, and restore the Premises to the condition existing at the Commencement Date.

2. Abatement. Tenant's covenant to pay Rent and Landlord's covenants are independent. Except as otherwise provided, Tenant will not be entitled to abate Rent for any reason.

3. Release of Claims/Subrogation. Landlord and Tenant release each other from any claim, by subrogation or otherwise, for any damage to the Premises, the building, or personal property within the building, by reason of fire or the elements, regardless of cause, including negligence of Landlord or Tenant. This release applies only to the extent that it is permitted by law, the damage is covered by insurance proceeds, and the release does not adversely affect any insurance coverage.

4. Notice to Insurance Companies. Landlord and Tenant will notify the issuing insurance companies of the release set forth in the preceding paragraph and will have the insurance policies endorsed, if necessary, to prevent invalidation of the insurance coverage.

5. Casualty/Total or Partial Destruction

a. If the Premises are damaged by casualty and can be restored within ninety days, Landlord will, at its expense, restore the Premises to substantially the same condition that existed before the casualty. If Landlord fails to complete restoration within ninety days from the date of written notification by Tenant to Landlord of the casualty, Tenant may terminate this Lease by written notice to Landlord.

b. If the Premises cannot be restored within ninety days, Landlord has an option to restore the Premises. If Landlord chooses not to restore, this Lease will terminate. If Landlord chooses to restore, Landlord will notify Tenant of the estimated time to restore and give Tenant an option to terminate this Lease by notifying Landlord within ten days. If Tenant does not terminate this Lease, this Lease will continue and Landlord will restore the Premises as provided in
a. above.

c. To the extent the Premises are untenantable after the casualty and the damage was not caused by Tenant, the Rent will be adjusted as may be fair and reasonable to the date of the damage.

6. Condemnation/Substantial or Partial Taking

a. If the Premises cannot be used for the purposes contemplated by this Lease because of condemnation or purchase in lieu of condemnation, this Lease will terminate.


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

b. If there is a condemnation or purchase in lieu of condemnation and this Lease is not terminated, Landlord will, at Landlord's expense' restore the Premises, and the Rent payable during the unexpired portion of the Term will be adjusted as may be fair and reasonable.

c. Tenant will have no claim to the condemnation award or proceeds in lieu of condemnation.

7. Default by Landlord/Events. Defaults by Landlord are failing to comply with any provision of this Lease within thirty (30) days after written notice and failing to provide Essential Services to Tenant within two (2) days after written notice.

8. Default by Landlord/Tenant's Remedies. Tenant's remedies for Landlord's default are to sue for damages and, if Landlord does not provide an Essential Service for ten (10) days after default, terminate this Lease.

9. Default by Tenant/Events. Defaults by Tenant are (a) failing to pay Rent within fifteen (15) days of the due date, (b) abandoning or vacating a substantial portion of the Premises, and (c) failing to comply within ten (10) days after written notice with any provision of this Lease other than the defaults set forth in (a) and (b) above.

10. Default by Tenant/Landlord's Remedies. After any applicable cure, grace and/or notice periods, Landlord's remedies for Tenant's default are to (a) enter and take possession of the Premises, after which Landlord may relet the Premises on behalf of Tenant and receive the rent directly by reason of the reletting, and Tenant agrees to reimburse Landlord for reasonable expenditures made in order to relet; (b) enter the Premises and perform Tenant's obligations; and (c) terminate this Lease by written notice and sue for damages. Landlord may enter and take possession of the Premises by self-help, by picking or changing locks if necessary, and may lock out Tenant or any other person who may be occupying the Premises, until the default is cured, without being liable for damages.

11. Default/Waiver/Mitigation. It is not a waiver of default if the nondefaulting party fails to declare immediately a default or delays in taking any action. Pursuit of any remedies set forth in this Lease does not preclude pursuit of other remedies in this Lease or provided by law. Landlord and Tenant have a duty to mitigate damages.

12. Holdover. If Tenant does not vacate the Premises following termination of this Lease, Tenant will become a tenant at will and must vacate the Premises on receipt of notice from Landlord. No holding over by Tenant, whether with or without the consent of Landlord, will extend the Term.

13. Right of First Refusal and Option. Landlord hereby grants to Tenant a right of first refusal and an option right to purchase from Landlord the Premises described in this Lease known as 300 South 8th Street, Waco, Texas.

          (a) Right of First Refusal. If Landlord receives an offer to enter into an arms-length transaction with a bona fide purchaser for the purchase of the Premises, Landlord shall promptly provide Tenant a copy of said offer and Tenant must then within thirty
               (30) days thereafter determine, in its sole discretion, whether or not to agree to the terms and conditions of said offer and complete the


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


               purchase of the Premises on the same terms and conditions as offered by the bona fide purchaser (the "RIGHT OF FIRST REFUSAL").

          (b) Option. If Landlord offers the Premises for sale, Landlord shall promptly offer Tenant the option to purchase the Premises at a fair market value, which shall be determined as set forth below (the "OPTION"). Tenant shall have thirty (30) days from the date Tenant receives the appraisal for the Premises, to determine, in its sole discretion, whether or not to enter into a Purchase and Sale Agreement for the sale and purchase of the Premises. Except for the purchase price, which shall be the appraisal's fair market value for the Premises, Landlord and Tenant hereby agree that the terms and conditions of the Option shall be the same as the terms and conditions as set forth in the form of Purchase Agreement attached hereto as Exhibit A. The fair market value for the Premises shall be determined by an appraisal issued by an appraiser retained by both Tenant and Landlord (Tenant shall be solely responsible for any cost associated with said appraisal). If, however, Landlord and Tenant cannot agree upon a single appraiser, Landlord and Tenant shall have the right to choose one appraiser each and the fair market value for the Premises shall be determined by taking the average of the two appraisals issued by Tenant's appraiser and Landlord's appraiser. If the parties use this two-appraiser method to determine the fair market value for the Premises then Tenant shall be solely responsible for any cost associated with the appraisal issued by Tenant's appraiser and Landlord shall be solely responsible for any costs associated with the appraisal issued by Landlord's appraiser.

          (c) Memorandum of Right of First Refusal and Option. Promptly after execution of this Lease, Landlord shall execute a recordable form of Memorandum of Right of First Refusal and Option (the "MEMORANDUM") which shall set forth the terms and conditions of the Right of First Refusal and Option and shall be recorded, at Tenant's expense, in the [______] County Clerk's Office. Landlord hereby acknowledges that the Memorandum will encumber Landlord's fee simple title to the Premises.

14. Alternative Dispute Resolution. Landlord and Tenant agree to mediate in good faith before filing a suit for damages.

15. Attorney's Fees. If either party retains an attorney to enforce this Lease, the party prevailing in litigation is entitled to recover reasonable attorney's fees and court and other costs.

16. Venue. In connection with any lawsuit between the parties related to this Lease, venue shall be in the county in which the Premises are located.

17. Entire Agreement. This Lease, together with any attached exhibits and riders, constitutes the entire agreement of the parties, and there are no oral representations, warranties, agreements, or promises pertaining to this Lease.

18. Amendment of Lease. This Lease may be amended only by an instrument in writing signed by Landlord and Tenant.


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

19. Limitation of Warranties. THERE ARE NO IMPLIED WARRANTIES OF
MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OR OF ANY OTHER KIND ARISING OUT OF THIS LEASE, AND THERE ARE NO WARRANTIES THAT EXTEND BEYOND THOSE EXPRESSLY STATED IN THIS LEASE.

20. Notices. Any notice required or permitted under this Lease must be in writing. Any notice required by this Lease will be deemed to be delivered (whether actually received or not) when deposited with the United States Postal Service, postage prepaid, certified mail, return receipt requested, and addressed to the intended recipient at the address shown in this Lease. Notice may also be given by regular mail, personal delivery, courier delivery, facsimile transmission, or other commercially reasonable means and will be effective when actually received. Any address for notice may be changed by written notice delivered as provided herein.

21. Abandoned Property. Landlord may retain, destroy, or dispose of any property left on the Premises at the end of the Term.

22. Extension of Lease Term. The Term of this Lease may be extended for one or more successive one (1) year terms. At the end of the initial Term, or at the end of any renewal Term thereafter, this Lease shall be extended automatically for an additional one (1) year Term unless either party gives notice to the other party at least sixty (60) days prior to the end of such Term that the Term of Lease shall not be extended. During any such extended Term, this Lease will continue as written except that the Base Rent may be adjusted based on the prevailing rental rate, at the commencement of the extended Term, for space of equivalent quality, size, utility, and location.

EXECUTED by the parties as of the Date set forth above.

                                        LANDLORD:

                                        MRC PARTNERS, L.P., A TEXAS LIMITED
                                        PARTNERSHIP

                                        BY: MRC REALTY, L.L.C., A TEXAS LIMITED
                                            LIABILITY COMPANY, AS
                                            GENERAL PARTNER


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                              Manager


                                        TENANT:

                                        MR ACQUISITION CORPORATION, A DELAWARE
                                        CORPORATION


                                        By:
                                            ------------------------------------
                                                                   , President
                                            -----------------------


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

                       EXHIBIT A TO WACO FACILITIES LEASE

                           PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (this "AGREEMENT") is made this ___ day of _______, 2006 (the "EFFECTIVE DATE"), by and between [__________________] a
Delaware corporation (hereinafter called "BUYER"), and MRC PARTNERS, L.P., a Texas limited partnership (hereinafter called "SELLER").

                                   WITNESSETH

     WHEREAS, Seller is the fee owner of certain real property known as 300 South 8th Street, located in the City of Waco, County of [________], State of Texas and more particularly described on SCHEDULE 1 attached hereto (the "LAND"); and

     WHEREAS, Seller desires to sell and Buyer desires to purchase the Property (as hereinafter defined) from Seller upon the terms and conditions set forth herein below.

     NOW THEREFORE, in consideration of mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    SECTION 1
                           PROPERTY AND CONSIDERATION

     1.1 Property. With respect to the conveyance of the fee interest in the Land, such conveyance shall include all right, title and interest of Seller, if any, in and to:

          (a)  Strips and gores of land adjoining or abutting the Land, if any;

          (b) Any land lying in the bed of any street, road, avenue or alley, opened or proposed, in front of, running through or adjoining the Land;

          (c) Any easement, privilege or right-of-way over, contiguous or adjoining the Land, and all the other easements, if any, inuring to the benefit of the Land or the fee owner thereof;

          (d) The appurtenances and hereditaments belonging or in any way appertaining to the Land;

          (e) The buildings and improvements, if any, situated on the Land (collectively, the "BUILDING");

          (f) All right, title and interest, if any, in and to the fixtures attached or appurtenant to the Building;

          (g) To the extent they may be transferred under applicable law, all licenses, permits, approvals and authorizations required for the use and operation of all or any portion of the Building and the Land; and

          (h) Any award made or to be made in lieu of any interest referred to in the above


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               subdivisions (a) through (g), with Seller agreeing to execute and deliver to Buyer on demand at the Closing (as hereinafter defined), or thereafter, all proper instruments for conveyance of such title and the assignment and collection of such award, the foregoing (a) through (h), together with the Land, being collectively known as the "PROPERTY".

     1.2 Purchase Price. The purchase price for the Property shall be [_______] and no/100 Dollars ($__________________) (the "PURCHASE PRICE").

     1.3 Method of Payment.

          (a) Upon the execution of this Agreement by both Buyer and Seller, Buyer shall deposit with Buyer's attorney, as escrowee (the "ESCROWEE"), the sum of [_____________] and no/100 Dollars ($____________) (the "DOWNPAYMENT"), which shall be held in a non-interest bearing escrow account and in accordance with this Section.

          (b) The Downpayment shall be credited against the Purchase Price in Buyer's favor and Buyer shall pay the sum of [__________] and no/100 Dollars ($_____________) at the Closing by certified check, bank check or wire transfer to Seller.

     1.4 Liabilities Not Assumed. Notwithstanding any other provision of this Agreement, and except for any obligation expressly assumed by Buyer pursuant to this Agreement, Buyer shall not assume, and Seller shall retain and be responsible for, any liability, obligation, duty, claim or contract of Seller, including but not limited to:

          (a) Any income taxes or other taxes attributable to any periods ending on or before the Closing;

          (b) Any obligation or liability of Seller arising out of (i) any litigation in existence as of the Closing, or (ii) litigation, claims, torts, disputes or suits arising out of, or relating to, any occurrence or event happening on or before the Closing; or

          (c) Any obligation or liability of Seller based upon acts or omissions of Seller occurring prior to the Closing.

     1.5 Application of Downpayment. The Escrowee shall hold the Downpayment until the Closing or sooner termination of this Agreement, and shall pay over or apply such proceeds in accordance with the terms of this Agreement. If for any reason the Closing does not occur and either party makes a written demand upon Escrowee for payment of the Downpayment with interest thereon, Escrowee shall give written notice to the other party of such demand. If Escrowee does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice, Escrowee is hereby authorized to make such payment. If Escrowee does receive such written objection within such five (5) business day period, or if for any other reason Escrowee in good faith shall elect not to make such payment, Escrowee shall continue to hold the Downpayment until otherwise directed by written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. However, Escrowee shall have the right at any time to deposit the Downpayment and interest thereon, if any, with the clerk of the applicable court of competent jurisdiction of the county in which the Land is located. Escrowee shall give written notice of such deposit with the clerk of the Supreme Court to Seller and Buyer. Upon such deposit Escrowee shall be relieved and discharged of all further obligations and responsibilities hereunder.

     1.6 Miscellaneous Escrow Provisions.


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

          (a) The parties acknowledge that Escrowee is acting solely as a stakeholder at their request and for their convenience, that Escrowee shall not be deemed to be the agent of either of the parties, and that Escrowee shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence. Seller and Buyer shall jointly and severally indemnify and hold Escrowee harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance of Escrowee's duties hereunder, except with respect to actions or omissions taken or suffered by Escrowee in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of Escrowee.

          (b) Escrowee has acknowledged agreement to these provisions by signing in the place indicated on the signature page of this Agreement.

          (c) If Escrowee is Buyer's attorney, Escrowee or any member of its firm shall be permitted to act as counsel for Buyer in any dispute as to the disbursement of the Downpayment or any other dispute between the parties whether or not Escrowee is in possession of the Downpayment and continues to act as Escrowee.

                                    SECTION 2
                          TERMS AND CONDITIONS OF SALE

     2.1 Deed and Title Documents. Seller shall convey the Property by Warranty Deed with lien covenant in proper statutory form for recording (the "DEED") and the Deed shall be duly executed and acknowledged. The Deed shall convey good and marketable title to Buyer except as provided in Section 2.2. Seller shall provide and shall be responsible for the expense of a redated abstract of title together with real property tax search, Uniform Commercial Code, and United States District Court searches. Buyer shall be responsible for an instrument survey prepared by a licensed surveyor which is dated after the date of this Agreement together with any and all other costs associated with the transfer of title. Seller's attorney shall prepare all legal documents necessary to transfer title and shall forward them to Buyer's attorney for review within thirty (30) days from the date of this Agreement. Seller shall pay any applicable real property transfer tax and Buyer shall pay all recording fees. Any title insurance policy required by Buyer shall be at Buyer's expense. The title policy, however, must insure that Buyer will be vested with good and marketable title subject only to those exceptions set forth in Section 2.2 or which Buyer specifically agrees to accept with coverage in the aggregate amount of not less than the purchase price.

     2.2 Subject Clauses. The Property shall be sold subject to the following:

          (a) Zoning regulations and ordinances (and any variances therefrom) of the municipality in which the Property is located which are not violated by existing structures or their present uses.

          (b) Curb cuts and access roads to and from abutting streets and other easements, driveways or rights of way in existence at the Effective Date and acceptable to Buyer.

          (c) Covenants and restrictions of record provided same do not prevent the continued use and operation of the Property for purposes now being used and for Buyer's intended use and are acceptable to Buyer as hereinafter provided.

          (d) Real property taxes, water charges and sewer rents which are not yet due and payable but subject to apportionment as hereinafter provided.


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

          (e) Recorded utility, water and sewer easements, if any, as existing on the Effective Date, and provided that such easements do not interfere with the existing improvements.

     2.3 Representations and Warranties of Seller. Seller represents and warrants as follows:

          (a) Seller represents that it is authorized to convey title to the Property.

          (b) There is no litigation pending which involves or affects the Property or the operation thereof which is not covered by Seller's liability insurance carrier and no governmental authority has given notice of increased assessments on the Property.

          (c) There are no condemnation or eminent domain proceedings of any kind pending against the Property.

          (d) Seller has not caused or permitted any activity to take place on, in, or under the Property which has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any hazardous or toxic substances, except in compliance with all applicable federal, state and local laws, regulations, or ordinances, and Seller has not caused nor permitted and has no knowledge of any release, storage, or disposal of any hazardous or toxic substances, on, in or under the Property.

          (e) During the term of this Agreement, Seller will (i) not cause or permit any activity to take place on, in or under the Property which will generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process any hazardous or toxic substances, except in compliance with all applicable federal, state and local laws, regulations or ordinances; (ii) in the event any hazardous or toxic substance is discovered on, in or under the Property, notify Buyer and Seller shall either terminate this Agreement or cause such substance to be removed from the Property in a timely manner in accordance with all governmental requirements, at the sole cost of Seller or Buyer may declare this Agreement terminated in which event there shall be no further liability of one party to the other; (iii) permit Buyer or Buyer's agent(s) to conduct any inspection or tests on, in or under the Property and the buildings thereon which Buyer may deem necessary or desirable, provided such tests do not unreasonably interfere with Seller's use of the Property;
               (iv) give Buyer prompt notice of any accident or occurrence which results in the release of any hazardous or toxic substance on, in or under the Property, or of any action brought by or threatened by any governmental agency against Seller to enforce any law, regulation or ordinance relating to protection of health or the environment, or any litigation brought or threatened, or any settlements reached by or with any person(s) or group(s) alleging the presence, disposal, release or threatened release of any hazardous or toxic substance on or arising from any activity conducted on the Property, or of any discovery of PCBs, asbestos or underground tank(s) on, in or under the Property.

          (f) There are no leases or tenancies covering or affecting the Property and at Closing the Property shall be free of any leases or tenancies.

     2.4 Eminent Domain. If prior to the Closing, all or any part of the Property is taken by eminent domain or purchased in lieu thereof, Buyer may, by written notice to Seller, elect to terminate this Agreement prior to the Closing provided that such termination occurs within thirty (30) days after the taking and within thirty (30) days after Buyer receives actual notice thereof. In the event that Buyer shall so elect, both parties shall be relieved and released of and from any further liability hereunder. Unless Buyer terminates this Agreement, it shall remain in full force and effect, and Seller shall assign, transfer, and set over to Buyer all of Seller's right, title and interest in and to any awards or claims that may be made for such taking.

     2.5 Apportionments. The following are to be apportioned as of the close of business on the day of the Closing:

          (a) Current taxes, assessments and sewer rents, if any, shall be apportioned on the basis of the current tax year. Taxes payable during the current tax year shall be apportioned for the tax year.

          (b) Water charges on the basis of the billing period shall be apportioned, or if there are water meters on the Property, then Seller shall furnish a final reading to the date of Closing and shall pay for the final bill.

          (c) Seller will request all utility companies to read any meters, if any, which are for services billed directly to Seller to and including the Closing and will be responsible therefor.

     2.6 Marketability of Title.

          (a) The existence of mortgages, liens, or encumbrances other than those expressly set forth in this Agreement shall not be objections to title, provided that properly executed instruments, in recordable form, necessary to satisfy the same are delivered to Buyer at the Closing together with recording and/or filing fees, and Buyer may pay such mortgages, liens or encumbrances from the cash consideration to be paid to Seller hereunder.

          (b) In the event that Seller is unable to convey marketable title in accordance with the terms of this Agreement, the sole liability of Seller will be to return the Downpayment, and upon such refund and payment being made this Agreement shall be considered cancelled. Notwithstanding the foregoing, Buyer may accept such title as Seller may be able to convey without reduction or abatement of the Purchase Price.

          (c) If a search of the title discloses judgments, bankruptcies, or other returns against other persons with names the same or similar to that of Seller, Seller will, on request, deliver or cause to be delivered to Buyer, an affidavit or affidavits, showing that such judgments, bankruptcies, or other returns are not against Seller as the case may be or will pay or otherwise arrange to have them discharged of record.

     2.7 Maintenance of Property. From and after the date of this Agreement to and including the Closing, Seller shall maintain the Property, at its expense, in the same manner as Seller has maintained it prior to the date of this Agreement and shall deliver the Property to Buyer at Closing in the same condition as on the Effective Date, normal wear and tear, condemnation or other taking by eminent domain or sale in lieu thereof, and damage or destruction caused by fire, windstorm, or other calamity beyond the control of Seller excepted.

                                    SECTION 3
                                     CLOSING


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

     3.1 Closing. The Closing shall take place at a time and location mutually agreed upon by the parties (the "CLOSING").

                                    SECTION 4
                                  MISCELLANEOUS

     4.1 Brokerage. Seller and Buyer each represents to the other that it has dealt with no broker in connection with this Agreement. Seller and Buyer each hereby agrees to indemnify, defend and save harmless the other against and from any and all claims, liability and expense (including reasonable attorney's fees) incurred by the other as a result of any commission or compensation claimed by or due to any other broker as a result of a breach of the foregoing representation. This Section 4.1 shall survive the Closing or, if the Closing does not occur, the termination of this Agreement.

     4.2 Survival of Representations and Warranties. Each of the parties hereto covenants and agrees that its representations and warranties contained in this Agreement and in any document delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder shall survive the Closing, unless specifically stated otherwise herein.

     4.3 Risk of Loss. The risk of loss or damage to said premises by fire or other casualty, or by taking by eminent domain, until delivery of the deed as herein provided, shall be assumed by Seller, and upon the happening of such event, Buyer shall have the election of terminating this agreement without further liability hereunder, in which event the Downpayment shall be returned, or of completing this purchase and receiving the insurance monies, collectible for such loss or damage, or the award for such taking by eminent domain.

     4.4 Occurrence of Conditions Precedent. The parties hereto agree to use their best efforts to cause all conditions precedent to their obligations under this Agreement to be satisfied.

     4.5 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid or to such other address as any party shall have specified by notice in writing to the holder or to such other address as any party shall have specified by notice in writing to the other:

               If to Seller:

               MRC Partners, L.P.
               300 South 8th Street
               Waco, Texas 76701

               With a Copy To:
               _____________________________________
               _____________________________________
               _____________________________________

               If to Buyer:

               [___________________________________]
               2000 Technology Parkway
               Newark, New York  14513

               With a Copy To:

               Harter Secrest & Emery LLP
               1600 Bausch & Lomb Place
               Rochester, New York 14604
               Attention: Jeffrey H. Bowen, Esq.

     4.6 Public Announcements and Confidentiality. Seller represents and warrants that it will not issue any press release or otherwise make any public statements with respect to the transactions contemplated hereby. Buyer hereby agrees that it will use reasonable efforts to keep the terms and provisions of this Agreement confidential, provided, however, Buyer may disclose the terms and conditions of this Agreement to Buyer's legal, financial, engineering, construction and design professionals and consultants.

     4.7 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.

     4.8 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, trustees, distributees, heirs, successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any other person other than the parties hereto, or their respective executors, trustees, distributees, heirs, successors and assigns, any rights, remedies, obligations under or by reason of this Agreement.

     4.9 Assignability. This Agreement and any rights pursuant hereto shall be fully assignable by Buyer without the need for written consent of Seller.

     4.10 Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

     4.11 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     4.12 Accounting Terms. Each accounting term not defined in this Agreement, and each accounting term partly defined in this Agreement to the extent not defined, shall have the meaning given to it under generally accepted accounting principles.

     4.13 Exhibits. All exhibits mentioned in this Agreement shall be attached to this Agreement and shall form an integral part hereof.

     4.14 Counterparts and Time for Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     4.15 FIRPTA. In the event that Seller is a "foreign person", as defined in Internal Revenue Code Section 1445 and regulations issued thereunder (collectively, the "CODE WITHHOLDING SECTION"), or in the event that Seller fails to deliver the certification of non-foreign status required under Section 8.04(b), or in the event that Buyer is not entitled under the Code Withholding Section to rely on such certification, Buyer shall deduct and withhold from the Purchase Price a sum equal to ten percent (10%) thereof and shall at the Closing remit the withheld amount with Forms 8288 and 8288A (or any successors thereto) to the Internal Revenue Service.

                   REMAINDER OF PAGE LEFT INTENTIONALLY BLANK
                             SIGNATURE PAGE FOLLOWS

     IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the Effective Date.

                                        SELLER:
                                        MRC PARTNERS, L.P.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title
                                              ----------------------------------


                                        BUYER:
                                        [                          ]
                                         --------------------------


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title
                                              ----------------------------------

ESCROW TERMS AGREED TO:
Harter, Secrest & Emery LLP


By:
    ---------------------------------
Name: Jeffrey H. Bowen, Esq.
Title: Partner

                                   SCHEDULE 1

METES AND BOUNDS OR TAX MAP TO BE PROVIDED BY SELLER.


                                       17